UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2005

Q.E.P. CO., INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-21161	13-2983807
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1081 Holland Drive

Boca Raton, Florida 33487

(Address of principal executive offices)

561-994-5550

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2- Financial Information

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

During the course of completing the audit for its fiscal year ended February 28, 2005, Q.E.P. Co., Inc. (the “Company”) became aware, and on April 26, 2005, determined that the Company was in violation of financial covenants under the Company’s credit facility (the “Credit Facility”) with its senior lenders (collectively, the “Lenders”) that required the Company to maintain a certain senior debt to trailing EBITDA ratio and a certain fixed charge coverage ratio (both ratios as defined in the Credit Facility). A violation of the financial covenants would, unless waived by the Lenders, constitute an event of default under the Credit Facility, giving the Lenders the right to prohibit additional borrowing under the Credit Facility, accelerate the Company’s indebtedness thereunder, and take other actions as provided for in the Credit Facility. As of April 26, 2005, $26,189,509 of borrowings was outstanding under the Credit Facility.

The Company is currently in discussions with the Lenders with respect to the default with a view toward obtaining a waiver of the current non-compliance of these covenants. There can be no assurance that the Company will be able to negotiate a waiver or that such a waiver will be on terms acceptable to the Company. If the Company is unable to obtain a waiver from the Lenders, it could have a material adverse effect on the Company’s financial position.

Section 5- Corporate Governance and Management

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On April 26, 2005, the Company’s Controller was relieved of his duties as principal accounting officer. Marc Applebaum, the Company’s Chief Financial Officer, has assumed the duties of the principal accounting officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Q.E.P. Co., Inc.

Date: May 2, 2005	By:	/s/ Marc Applebaum
	Name:	Marc Applebaum
	Title:	Senior Vice President and Chief Financial Officer